Exhibit 99.1

Travel + Leisure Co. Reports First Quarter 2022 Results
and Provides Full Year 2022 Guidance

ORLANDO, Fla. (April 28, 2022) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported first quarter 2022 financial results for the three months ended March 31, 2022. Highlights and outlook include:

•Net income of $51 million ($0.59 diluted earnings per share) on net revenue of $809 million

•Adjusted EBITDA of $170 million and adjusted diluted earnings per share of $0.69 (1)

•Net cash provided by operating activities of $141 million and adjusted free cash flow of $146 million for the first three months of 2022

•Expects full year adjusted EBITDA from $855 million to $875 million and second quarter adjusted EBITDA from $220 million to $230 million

•Repurchased $45 million of common stock in the first quarter

•The Board of Directors approved an increase to the authorized capacity of the Company's share repurchase program by $500 million in April 2022

•Management will recommend a second quarter dividend of $0.40 per share for approval by the Board of Directors

“Leisure travel is back and Travel + Leisure Co. benefited from families returning to vacation in the first quarter after a long hiatus due to the pandemic,” said Michael D. Brown, president and CEO of Travel + Leisure Co."

“We continue to see record-setting sales volume per guest from our timeshare business and we expect occupancy for the remainder of the year to be above 2019 as we anticipate a robust travel season in North America. Our strong revenue and Adjusted EBITDA in the quarter give us confidence in the year ahead as families appreciate more than ever that vacation ownership is a preferred way to vacation in a period where travel costs are rising.”

(1) This press release includes adjusted EBITDA, adjusted diluted EPS, adjusted free cash flow, gross VOI sales and adjusted net income, which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort.

Business Segment Results

Vacation Ownership

$ in millions	Q1 2022	Q1 2021	% change
Revenue	$604	$449	35%
Adjusted EBITDA	$103	$66	56%

Vacation Ownership revenue increased 35% to $604 million in the first quarter of 2022 compared to the same period in the prior year. Gross vacation ownership interest (VOI) sales were $379 million compared to $236 million in the prior year and tours were 108,000 during the quarter compared to 76,000 in the same period last year. Volume Per Guest (VPG) increased 19% to $3,377.

First quarter adjusted EBITDA was $103 million compared to $66 million in the prior year period. The increase was driven by higher Gross VOI sales due to the ongoing recovery of operations from COVID-19 and continued improvement in the provision for loan losses.

Travel and Membership

$ in millions	Q1 2022	Q1 2021	% change
Revenue	$210	$183	15%
Adjusted EBITDA	$84	$75	12%

Travel and Membership revenue increased 15% to $210 million in the first quarter of 2022 compared to the same period in the prior year. The increase was driven by higher transaction revenue due to improved revenue per transaction and growth in B2B Travel Club transactions.

First quarter Adjusted EBITDA was $84 million compared to $75 million in the prior year due to the revenue increase.

Balance Sheet and Liquidity

Net Debt — As of March 31, 2022, the Company had net debt of $3.0 billion comprised of $3.4 billion of corporate debt and $381 million of cash and cash equivalents. The corporate debt excludes $1.9 billion of non-recourse debt related to its securitized notes receivables portfolio. The Company's leverage ratio for covenant purposes was 3.8x. At the end of the first quarter, the Company had $1.4 billion of liquidity in cash and cash equivalents and revolving credit facility availability.

Timeshare Receivables Financing — The Company closed on a $275 million term securitization on March 23, 2022 with a weighted average coupon of 3.84% and a 98% advance rate. Additionally, the Company renewed its USD timeshare receivables conduit facility with a borrowing capacity of $600 million and extended its term to July 2024.

Cash Flow — For the three months ended March 31, 2022, net cash provided by operating activities was $141 million, compared to $78 million in the prior year period. Adjusted free cash flow was $146 million for the three months ended March 31, 2022 compared to $20 million in the same period of 2021.

Share Repurchases — During the first quarter of 2022, the Company repurchased 0.8 million shares of common stock for $45 million at a weighted average price of $56.15 per share. As of March 31, 2022, the Company had $283 million of remaining availability under its share repurchase program. In April 2022, the Board of Directors approved an increase to the authorized capacity of the Company's share repurchase program by $500 million.

Dividend — The Company paid $35 million ($0.40 per share) in cash dividends on March 31, 2022 to shareholders of record as of March 15, 2022. Management will recommend a second quarter dividend of $0.40 per share for approval by the Company’s Board of Directors in May 2022.

Outlook

The Company is providing guidance regarding expectations for the 2022 full year:

•Adjusted EBITDA of $855 million to $875 million
•Gross VOI sales of $1.9 billion to $2.0 billion
•VPG of approximately $3,200
The Company is providing guidance regarding expectations for the second quarter 2022:
•Adjusted EBITDA of $220 million to $230 million
•Gross VOI sales of $500 million to $520 million
•VPG of approximately $3,300
This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, such items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:30 a.m. EDT. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investor.travelandleisureco.com, or by dialing 866-831-8713, passcode TNL, 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. EDT today. Additionally, a telephone replay will be available for four days beginning at 12:00 p.m. EDT today at 800-839-6980.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as adjusted EBITDA, adjusted diluted EPS, adjusted free cash flow, gross VOI sales and adjusted net income/(loss), which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 6, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release. See definitions on Table 6 for an explanation of our non-GAAP measures.

About Travel + Leisure Co.
Travel + Leisure Co. (NYSE:TNL) is the world’s leading membership and leisure travel company, with nearly 20 travel brands across its resort, travel club, and lifestyle portfolio. The company provides outstanding vacation experiences and travel inspiration to millions of owners, members, and subscribers every year through its products and services: Wyndham Destinations, the largest vacation ownership company with more than 245 vacation club resort locations across the globe; Panorama, the world’s foremost membership travel business that includes the largest vacation exchange company and subscription travel brands; and Travel + Leisure Group, featuring top travel content and travel services including the brand’s eponymous travel club. At Travel + Leisure Co., our global team of associates brings hospitality to millions each year, turning vacation inspiration into exceptional travel experiences. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future,” “intends” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions and unemployment rates, terrorism or acts of gun violence, political strife, war, pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness and our ability to access capital markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to the scope, impact and duration of the novel coronavirus global pandemic (“COVID-19”), including resurgences, the pace of recovery, distribution and adoption of vaccines and treatments, and actions in response to the evolving pandemic by governments, businesses and individuals; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Senior Vice President, FP&A and Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Condensed Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.COVID-19 Impacts
6.Definitions

Table 1

Travel + Leisure Co.
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Net revenues
Service and membership fees	$402	$348
Net VOI sales	297	172
Consumer financing	98	98
Other	12	10
Net revenues	809	628

Expenses
Operating	381	290
Cost of vacation ownership interests	40	21
Consumer financing interest	17	24
General and administrative	120	106
Marketing	94	69
Depreciation and amortization	30	31
Restructuring	7	(1)
COVID-19 related costs	2	1
Asset impairments	1	—
Total expenses	692	541

Operating income	117	87
Interest expense	47	53
Interest (income)	(1)	(1)
Other (income), net	(3)	—
Income before income taxes	74	35
Provision for income taxes	23	6
Net income attributable to TNL shareholders	$51	$29

Earnings per share
Basic	$0.59	$0.33
Diluted	0.59	0.33

Weighted average shares outstanding
Basic	85.9	86.3
Diluted	87.0	86.9

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended March 31,
	2022	2021	Change
Consolidated Results

Net income attributable to TNL shareholders	$51	$29	76%
Diluted earnings per share	$0.59	$0.33	79%

Net income margin	6.3%	4.6%

Adjusted Earnings
Adjusted EBITDA	$170	$129	32%
Adjusted net income	$60	$34	76%
Adjusted diluted earnings per share	$0.69	$0.39	77%

Segment Results

Net Revenues
Vacation Ownership	$604	$449	35%
Travel and Membership	210	183	15%
Corporate and other	(5)	(4)
Total	$809	$628	29%

Adjusted EBITDA
Vacation Ownership	$103	$66	56%
Travel and Membership	84	75	12%
Segment Adjusted EBITDA	187	141
Corporate and other	(17)	(12)
Total Adjusted EBITDA	$170	$129	32%

Adjusted EBITDA margin	21.0%	20.5%
Note: Amounts may not calculate due to rounding. See Table 6 for definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3. See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures in accordance with GAAP.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended March 31,
	2022	2021	Change
Vacation Ownership

Net VOI sales	$297	$172	73%
Loan loss provision	48	38	26%
Gross VOI sales, net of Fee-for-Service sales	345	210	64%
Fee-for-Service sales	34	26	31%
Gross VOI sales	$379	$236	61%

Tours (in thousands)	108	76	42%
VPG (in dollars)	$3,377	$2,847	19%

Tour generated VOI sales	$366	$218	68%
Telesales and other	13	18	(28)%
Gross VOI sales	$379	$236	61%

Net VOI sales	$297	$172	73%
Property management revenue	180	157	15%
Consumer financing	98	98	—%
Other (a)	29	22	32%
Total Vacation Ownership revenue	$604	$449	35%

Travel and Membership (b)

Avg. number of exchange members (in thousands)	3,570	3,576	—%

Transactions (in thousands)	311	317	(2)%
Revenue per transaction (in dollars)	$328	$297	10%
Exchange transaction revenue	$102	$94	9%

Transactions (in thousands)	232	196	18%
Revenue per transaction (in dollars)	$234	$194	21%
Travel Club transaction revenue	$54	$38	42%

Transactions (in thousands)	543	513	6%
Revenue per transaction (in dollars)	$288	$258	12%
Travel and Membership transaction revenue	$156	$132	18%

Transaction revenue	$156	$132	18%
Subscription revenue	45	41	10%
Other (c)	9	10	(10)%
Total Travel and Membership revenue	$210	$183	15%
Note:    Percentages may not compute due to rounding.

(a)    Includes fee-for-service commission revenues and other ancillary revenues.
(b)    In 2022, the Travel and Membership segment determined that certain rental transactions to travelers that were not RCI members are more closely aligned with Travel Club transactions (previously “Non-exchange”). Prior period results reflect the reclassification of this activity from Exchange to Travel Club.
(c)    Primarily related to cancellation fees, commissions and other ancillary revenue.

Table 3

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended March 31,
	2022	EPS	Margin %	2021	EPS	Margin %
Net income attributable to TNL shareholders	$51	$0.59	6.3%	$29	$0.33	4.6%
Restructuring (a)	7			(1)
COVID-19 related costs (b)	2			1
Amortization of acquired intangibles (c)	2			2
Legacy items	1			4
Impairments costs	1			—
Taxes (d)	(4)			(1)
Adjusted net income	$60	$0.69	7.4%	$34	$0.39	5.4%
Income taxes on adjusted net income	27			7
Interest expense	47			53
Depreciation	28			29
Stock-based compensation expense (e)	9			7
Interest income	(1)			(1)
Adjusted EBITDA	$170		21.0%	$129		20.5%

Diluted Shares Outstanding	87.0			86.9
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides adjusted net income, adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 6 for the definitions of these non-GAAP measures.

(a)    Includes $3 million of stock-based compensation expenses for the three months ended March 31, 2022 associated with the 2022 restructuring.
(b)    Includes expenses related to COVID-19 testing and other expenses associated with our return-to-work program in 2022. In 2021, this includes severance and other employee costs associated with layoffs due to the COVID-19 workforce reduction offset in part by U.S. and international government employee retention credits.
(c)    Amortization of acquisition-related intangible assets is excluded from adjusted net income and adjusted EBITDA.
(d)     Represents the tax effects on the adjustments.
(e)     All stock-based compensation is excluded from adjusted EBITDA.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Three Months Ended March 31,
	2022	2021

Net cash provided by operating activities	$141	$78
Property and equipment additions	(10)	(12)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	13	(47)
Free cash flow	$144	$19
COVID-19 related adjustments (a)	2	1
Adjusted free cash flow (b)	$146	$20

(a)    Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $16 million of net cash used in investing activities and $79 million of net cash used in financing activities for the three months ended March 31, 2022, and $47 million of net cash used in investing activities and $884 million of net cash used in financing activities for the three months ended March 31, 2021.

Table 5

Travel + Leisure Co.
COVID-19 Related Impacts
(in millions)

The tables below present the COVID-19 related impacts on our results of operations and the related classification on the Condensed Consolidated Statements of Income:

Three Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
March 31, 2022
Employee compensation related and other	$—	$—	$2	$2	$2	COVID-19 related costs
Total COVID-19	$—	$—	$2	$2	$2

Three Months Ended	Vacation Ownership	Travel and Membership	Corporate & Other	Consolidated	Non-GAAP Adjustments	Income Statement Classification
March 31, 2021
Employee compensation related and other	$—	$—	$1	$1	$1	COVID-19 related costs
Lease related	(1)	—	—	(1)	(1)	Restructuring
Total COVID-19	$(1)	$—	$1	$—	$—

Table 6

Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transactional revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of vacation bookings recognized as revenue during the period, net of cancellations, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Volume Per Guest (VPG): Represents Gross VOI sales (excluding tele-sales upgrades, which are non-tour upgrade sales) divided by the number of tours. The Company has excluded non-tour upgrade sales in the calculation of VPG because non-tour upgrade sales are generated by a different marketing channel.